Confidential - For Discussion and Settlement Purposes Only
Subject to Federal Rule of Evidence 408

THIS AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR
A SOLICITATION OF ANY KIND. SUCH AN OFFER OR SOLICITATION WILL BE
MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS

RESTRUCTURING SUPPORT AGREEMENT

RESTRUCTURING SUPPORT AGREEMENT, dated as of January 24, 2007, by and among DOV Pharmaceutical, Inc., a Delaware corporation (the "Company"), and (i) each of the undersigned beneficial owners of (or investment managers or advisors for accounts or funds that beneficially own) Subordinated Debentures (as defined below), and (ii) each other beneficial owner of (or investment manager or advisor for accounts or funds that beneficially own) Subordinated Debentures that executes a counterpart signature page to this Agreement after the date of this Agreement as provided herein (together with their applicable transferees, successors and assigns, each a "Noteholder" and, collectively, the "Noteholders").

WHEREAS, the Company has issued and outstanding $70 million aggregate principal amount of its 2.5 % Convertible Subordinated Debentures due 2025 (the "Subordinated Debentures") issued under that certain Indenture, dated as of December 22, 2004 by and between the Company and Wells Fargo Bank, National Association, as Trustee (the "Indenture")

WHEREAS, the Company intends to offer to exchange (the "Exchange Offer") (i) a cash payment of $212.50 (the "Cash Payment"), and (ii) 8 shares of a new series of the Company’s convertible preferred stock, par value $1.00 per share (the "Convertible Preferred Stock"), that has an initial liquidation preference of $100 per share and is convertible initially into 191.02612143 shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) for each $1,000 of aggregate principal amount outstanding of its Subordinated Debentures;

WHEREAS, the Company plans to seek the approval (the “Stockholder Approval”) of its common stockholders ("Stockholders") to, among other things, approve the increase of shares of Common Stock, authorized for issuance under the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in order to provide sufficient shares of Common Stock for the conversion of shares of Convertible Preferred Stock issued in connection with the Exchange Offer;

WHEREAS, the Company and the Noteholders have engaged in good faith negotiations with the objective of consummating the Exchange Offer and related transactions, including (i) the issuance of the Convertible Preferred Stock in the Exchange Offer having the rights, powers and preferences set forth in a Certificate of Designation in the form set forth in Exhibit A hereto, (ii) the distribution to holders of the Company’s Common Stock of warrants to purchase up to an aggregate of 30 million shares of Common Stock (the “Warrants”) pursuant to a warrant agreement substantially in the form set forth in Exhibit B hereto, (iii) the reconstitution of the Company’s Board of Directors in the event the Exchange Offer is consummated , and (iv) the engagement of a compensation consultant and adoption of an equity or incentive plan, as each of the foregoing may be amended in accordance with the terms hereof; and

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WHEREAS, the Company and the Noteholders desire that the Company conduct the Exchange Offer and pursue the Stockholder Approval as soon as reasonably practicable.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1. Definitions. Capitalized terms used and not defined in the body of this Agreement have the meaning ascribed to them in the respective Annex hereto, and the following terms shall have the following meanings:

"Agreement" means this Restructuring Support Agreement, including the Schedules and Annexes hereto.

"Person" means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

"Required Holders" means the Noteholders that hold, in the aggregate, at least ninety-nine percent (99%) of the outstanding principal amount of the Subordinated Debentures, provided that such amount may be reduced by the Company with the written consent of holders of a majority in aggregate principal amount of the Subordinated Debentures.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Transfer" means to, directly or indirectly, (i) sell, assign or transfer, (ii) pledge, encumber, create any participation or grant any proxy or option, in each case such as would prevent, preclude, hinder or delay the ability of the Person engaging in such Transfer from fulfilling any of such Person’s obligations under this Agreement, including, without limitation, Section 3 hereof, or (iii) enter into any agreement, commitment or other arrangement to do any of the foregoing. Notwithstanding the foregoing, the parties acknowledge that certain Noteholders may hold the Subordinated Debentures in margin accounts and may continue to so hold; provided that in no event shall this affect such Noteholders obligations under the terms of this Agreement.

2. Agreements of the Company.

(a) Subject to the terms and conditions of this Agreement, the Company agrees as follows:

(i) Exchange Offer Commencement: The Company shall commence the Exchange Offer on or before January 29, 2007, pursuant to which Exchange Offer the Company will offer to exchange for each $1,000 in principal amount of Subordinated Debentures (including all accrued but unpaid interest thereon through the consummation of the Exchange Offer) (A) $212.50 in cash, and (B) 8 shares of Convertible Preferred Stock having an initial liquidation preference per share of $100, which shares will be issued in a transaction exempt from registration pursuant to Section 3(a)(9) of the Securities Act, which Exchange Offer, assuming that all Subordinated Debentures are tendered in the Exchange Offer, will result in an aggregate cash payment by the Company of $14.875 million (including all accrued and unpaid interest through the consummation of the Exchange Offer) and the issuance of Convertible Preferred Stock having an aggregate liquidation preference of $56 million.

Confidential - For Discussion and Settlement Purposes Only
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(ii) Exchange Offer Expiration: The Company will state that the Exchange Offer will expire on March 5, 2007, provided that the Company may extend such expiration date with the written consent of holders of a majority in aggregate principal amount of the Subordinated Debentures or if and as necessary in order to comply with applicable law.

(iii) Exchange Offer Minimum Tender Condition: The Company may not consummate the Exchange Offer in the event holders of less than ninety-nine percent (99%) of the aggregate principal amount of Subordinated Debentures validly tender and do not withdraw their Convertible Debentures in the Exchange Offer, provided that such condition may be modified by the Company with the written consent of holders of a majority in aggregate principal amount of the Subordinated Debentures.

(iv) Affiliates’ Registration Rights Agreement: In the event the Exchange Offer is consummated, the Company will enter into a Registration Rights Agreement substantially in the form of Exhibit C attached hereto with those holders of Subordinated Debentures who may be deemed affiliates (as defined under the Securities Act) of the Company as a result of the consummation of the Exchange Offer.

(v) Board of Directors Reconstitution: In the event the Exchange Offer is consummated, the holders of Convertible Preferred Stock shall have the right to designate new members of the Company’s Board of Directors in accordance with the following provisions:

(1) manner of designation—the designation shall be made in accordance with applicable law and the Company’s Fourth Amended and Restated Certificate of Incorporation by the holders of a majority of the Convertible Preferred Stock then outstanding, acting by written notice and consent delivered to the Company at its principal executive office;

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(2) time for designation—subject to clause (3) below, the designation shall be made at any one time no later than forty-five (45) days following consummation of the Exchange Offer and, if not made on or before such time, the right of designation pursuant to this Section 2(a)(v) shall expire;

(3) number of directors—the Company intends to have a Board of Directors with eight (8) members following the reconstitution described herein. The holders of Convertible Preferred Stock shall have the right to designate five (5) members of the Board of Directors assuming such eight (8) person Board. In the event the Company elects to have a different sized Board, the holders of Convertible Preferred Stock shall have the right to designate that number of directors constituting a majority of the Board, if there is an even number of directors on the Board, and one director in excess of the number of directors constituting a majority of the Board, if there is an odd number of directors on the Board. The Company shall reconstitute its Board, by an increase in the number of the directors, by obtaining the resignation of one or more directors or both as may be necessary to accommodate the holders’ right of designation, provided that in no event will the Company be required to have a Board of Directors with fewer than eight (8) members or more than eleven (11) members, and provided further that if the number of directors designated by the holders of Convertible Preferred Stock would constitute the requisite majority of the Board only with the resignation of one or more existing directors, and the Company is unable to obtain the resignation of such directors, the Company shall so inform the holders in writing, and the holders shall have an additional thirty (30) days, from the date they are so informed by the Company, to designate by a supplemental written notice and consent an additional number of directors sufficient to constitute the requisite majority. If the number of directors designated by the holders of Convertible Preferred Stock are insufficient to constitute the requisite majority of the Board under the constraints of the first preceding proviso, or the holders fail to designate additional directors sufficient to constitute the requisite majority under the second preceding provision, the directors designated by the holders shall nonetheless be appointed to the Board notwithstanding that they do not constitute the requisite majority;

(4) information regarding designees—the holders of Convertible Preferred Stock making the designation shall provide the Company with the information regarding the designees as required by the Company in order to comply with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which information shall accompany the holders’ notice of designation or supplemental notice of designation, as the case may be;

Confidential - For Discussion and Settlement Purposes Only
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(5) Rule 14f-1 compliance—if required by Rule 14f-1 under the Exchange Act, then no later than ten (10) business days after the Company shall receive the notice of designation or supplemental notice of designation, as the case may be, from the holders of Convertible Preferred Stock, the Company shall send to each stockholder the information required to be distributed to stockholders by such rule, which information may be included with the proxy materials for the special meeting of stockholders at which the Stockholder Approval will be sought;

(6) date of appointment—the directors designated by the holders of the Convertible Preferred Stock shall be appointed one (1) business day after the expiration of the notice period required under Rule 14f-1, if notice under Rule 14f-1 is required, or if notice under Rule 14f-1 is not required, no later than three (3) business days after notice of their designation has been delivered to the Company; and

(7) standstill—without the consent of holders of a majority of the Convertible Preferred Stock then outstanding, acting by written notice and consent delivered to the Company at its principal executive office, during the period following the consummation of the Exchange Offer until the directors designated by the holders of the Convertible Preferred Stock shall be appointed to their office, if any shall have been timely designated in accordance with this Section 2(a)(v), the Board of Directors of the Company shall take no action (i) to increase the size of the Board, except as necessary to comply with this Section 2(a)(v); (ii) amend the Certificate of Incorporation of the Company except as necessary to comply with this Agreement (including the increase in authorized Common Stock) or to effect a reverse stock split; (iii) amend the By-Laws of the Company in any way that adversely affects the rights of the holders of the Convertible Preferred Stock except as necessary to comply with this Agreement; (iv) issue any equity securities, except (A) as necessary to comply with this Agreement, (B) for the Warrant Distribution (as defined in the Certificate of Designation of the Convertible Preferred Stock), (C) for grants or awards under the Company’s current equity incentive plans in accordance with the Company’s past practice, or (D) as required under the terms of any securities outstanding on the date of this Agreement; (iv) issue any debt securities; (v) enter into any agreement, arrangement or understanding with respect to a merger, sale of substantially all of the Company’s assets or other business combination transaction; or (vi) cause the business of the Company to be conducted other then in the ordinary course consistent with past practice. This provision shall expire upon the first to occur of (i) the designees of the holders of Convertible Preferred Stock becoming directors of the Company, and (ii) the expiration of the time to designate such directors under Section 2(a)(v)(2) if no directors have been so designated.

Confidential - For Discussion and Settlement Purposes Only
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(vi) Stockholder Approval Matters: In the event the Exchange Offer is consummated, the Company will cause to be submitted to the holders of Common Stock, not later than the later of (the “Required Approval Date”) (A) April 5, 2007, or (B) forty-five (45) days following clearance by the Securities and Exchange Commission of the proxy statement to be used to solicit proxies for the common stockholders meeting at which such proposal will be considered, a proposal to increase the authorized number of shares of Common Stock in an amount sufficient to accommodate the conversion of all shares of Convertible Preferred Stock issued in the Exchange Offer. If the Company fails to obtain stockholder approval for the increase in the authorized Common Stock of the Company by the Required Approval Date (A) the conversion ratio of the Convertible Preferred Stock will change as set forth in the terms thereof, and (B) at the request of the holders of a majority of the Convertible Preferred Stock, the Company’s Board of Directors will approve and will submit to the Company’s stockholders for approval, authorization of a new class of common stock into which the Convertible Preferred Stock would then be convertible on a one-for-one basis. The Company will use its reasonable best efforts to respond to comments of the Securities and Exchange Commission on the proxy statement for the meeting at which the Stockholder Approval will be sought as promptly as reasonably practicable. In furtherance of the foregoing, the Company agrees that it will not add any additional proposals to the proxy statement with respect to, or permit additional matters to be considered at the meeting at which the common stockholders are asked to consider and vote upon the increase in the Company’s authorized Common Stock except for (i) proposals with respect to adjournment and related matters, and (ii) a proposal with respect to a reverse stock split unless (x) Noteholders party to this Agreement that held a majority of the Subordinated Debentures held by all Noteholders consent, and (y) a majority of those members of the Board of Directors who were members of the Board of Directors as of the date of this Agreement approve any such matters and recommend them to the common stockholders for their consideration.

(b) Nothing in this Agreement shall be deemed to prevent the Company from taking, or failing to take, any action that it reasonably believes that it is obligated to take (or fail to take) in the fulfillment of any fiduciary or similar duty which the Company or its Board of Directors owes to any Person, provided that the Company shall in all events comply with the provisions of this Agreement.

(c) The Company may engage a nationally-recognized compensation consultant to assist it with evaluating and formulating a new equity or other incentive plan, such compensation consultant to advise the Board of Directors and the Compensation Committee thereof, including, in each case, such Board and Committee as may be reconstituted as set forth in Section 2(a)(v) hereof; provided, however, that in no event shall the Company adopt, or make any grants or awards under, any such new equity or other incentive plan until such time as the standstill set forth in Section 2(a)(v)(7) hereof shall have expired.

Confidential - For Discussion and Settlement Purposes Only
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3. Agreements of the Noteholders. Subject to the terms and conditions of this Agreement:

(a) Each Noteholder agrees with the Company, in connection with the consummation of the Exchange Offer and when solicited in accordance with applicable securities law, to:

(i) tender (or cause to be tendered) all of the Subordinated Debentures held by such Noteholder in exchange for (A) the Cash Payment, and (B) the Convertible Preferred Stock applicable to such Subordinated Debentures one business day prior to the date on which the Exchange Offer expires, in accordance with the terms thereof; and

(ii) not withdraw or revoke (or cause not to be withdrawn or revoked) any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

(b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Subordinated Debentures held by it, in whole or in part, unless the transferee agrees in writing to be bound by the terms of this Agreement. In the event that any Noteholder Transfers any of the Subordinated Debentures owned or beneficially held as of the date hereof, as a condition precedent to such Transfer, such Noteholder shall notify the Company prior to such transfer and agrees to cause the transferee to execute and deliver an acknowledgement, in the form attached hereto as Exhibit D, whereby such transferee agrees to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. Such acknowledgement shall be delivered to the Company prior to the consummation of such Transfer. Any Transfer of the Subordinated Debentures to a person not party to this Agreement in violation of this Section 3(b) shall be deemed void. Notwithstanding the foregoing, any Noteholder may Transfer Subordinated Debentures to another Noteholder so long as (i) such Subordinated Debentures constitute Additional Debentures pursuant to Section 21 hereof and, as a result, become subject to the terms of this Agreement, and (ii) the transferring Noteholder delivers written notice of such Transfer to the Company prior to or within two (2) Business Days following such Transfer. Notwithstanding the foregoing, the parties acknowledge that certain Noteholders may hold the Subordinated Debentures in margin accounts and may continue to so hold; provided that in no event shall this affect such Noteholders obligations under the terms of this Agreement.

(c) Each Noteholder agrees, so long as this Agreement remains in effect, not to commit any act that could restrict or otherwise affect its legal power, authority or right to tender or vote all of the Subordinated Debentures then owned of record or beneficially by it. So long as this Agreement remains in effect, no Noteholder will enter into any voting agreement with any person or entity with respect to any Subordinated Debentures, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any Subordinated Debentures, deposit any Subordinated Debentures in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Noteholder's legal power, authority or right to vote the Subordinated Debentures and agree to the amendments to the terms of the Exchange Offer or this Agreement.

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(d)  Subject to the provisions of Section 26, each Noteholder agrees that it will permit public disclosure, including in a press release and in the documents filed with the Securities and Exchange Commission for the Exchange Offer, of this Agreement, including, but not limited to, the commitments contained in this Section 3.

(e) Each Noteholder further agrees, so long as the Exchange Offer has not been consummated or terminated in accordance with the terms of this Agreement that it will not—

(i) object to, or otherwise commence or support any proceeding or action to oppose, the Exchange Offer or the other actions of the Company contemplated by this Agreement and shall not take any action or otherwise commence or support any action or proceeding that is inconsistent with its representations, warranties and agreements set forth herein or would unreasonably delay the consummation of the Exchange Offer including, but not limited to (A) the filing of an involuntary petition against the Company, or (B) taking any action in connection with any default or Event of Default under and as defined in the Indenture; or

(ii) directly or indirectly seek, solicit, support, or encourage any other plan, sale, proposal, or offer of winding up, liquidation, reorganization, merger, amalgamation, consolidation, dissolution or restructuring of the Company (an “Alternative Proposal”).

(f) Each Noteholder agrees that, to the extent such Noteholder beneficially owns any shares of Common Stock, on the record date for any meeting of the stockholders of the Company or any adjournment thereof, with respect to the Stockholder Approval, the Noteholder shall:

(i) appear at such meeting or otherwise cause its shares of Common Stock to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted) all such shares of Common Stock that such Noteholder shall be entitled to so vote in favor of the Stockholder Approval.

(g) In addition, for so long as this Agreement has not been terminated, each Noteholder shall refrain from directly or indirectly taking any action, or permitting any of its affiliates, representatives or agents from taking any action, that would materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Exchange Offer or the ability of the Company to obtain the Stockholder Approval.

4. Amendments to the Exchange Offer.

(a) The Company shall not:

(i) alter the material terms and conditions of the Exchange Offer as described herein in a manner adverse to the Noteholders or that would materially impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Exchange Offer;

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(ii) extend the Exchange Offer except to the extent required by applicable law, without the prior written consent of holders of a majority in aggregate principal amount of the Subordinated Debentures; or

(iii) modify the valid tender of the Required Holders in the Exchange Offer, without the prior written consent of holders of a majority in aggregate principal amount of the Subordinated Debentures.

(b) Except as provided in Section 4(a), and to the extent not requiring extension of the Exchange Offer under applicable law, the Company may waive any of the conditions to the Exchange Offer.

5. Termination of Agreement.

(a) Notwithstanding anything to the contrary set forth in this Agreement, unless the Exchange Offer has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

(i) mutual written consent of the Company and each Noteholder;

(ii) without any action by the Company or any Noteholder, if the Exchange Offer is not consummated on or before March 19, 2007, provided that no party may terminate this Agreement under this clause (ii) if the failure to consummate the Exchange Offer is the result of the material breach of this Agreement by such party;

(iii) by the holders of a majority in aggregate principal amount of the Subordinated Debentures, if the Exchange Offer is not commenced on or before January 29, 2007;

(iv) by the holders of a majority in aggregate principal amount of the Subordinated Debentures, if the Company breaches the provisions of Section 4;

(v) without action by the Company or any Noteholder, if an order, judgment or decree shall be entered adjudicating the Company bankrupt or insolvent, or any order for relief with respect to the Company is entered under the U.S. Bankruptcy Code;

(vi) by the Company or any Noteholder, if any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction is filed or commenced against the Company; or

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(vii) without any action by either the Company or any Noteholder, if the Exchange Offer shall expire or be terminated without the exchange of Notes.

(b) Notwithstanding the foregoing or any other provision of this Agreement, neither the termination of this Agreement nor any other circumstance shall relieve a party from liability for the willful breach of its obligations hereunder.

6. Representations and Warranties.

(a) The Company represents and warrants to each Noteholder, and each Noteholder represents and warrants to the Company as follows:

(i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, order, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

(iii) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act contemplated by the Registration Rights Agreement and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a Tender Offer Statement on Schedule TO with respect to the Exchange Offer, including the exhibits thereto, and (C) such other filings as may be necessary or required by the Securities and Exchange Commission;

(iv) this Agreement has been duly authorized, executed and delivered and, assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally; and

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(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Each of the Noteholders further represents and warrants to the Company that:

(i) as of the date of this Agreement, such Noteholder (together with its affiliates) is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the aggregate principal amount of Subordinated Debentures set forth opposite such Noteholder's name on Schedule A hereto, with the requisite power and authority to vote and dispose of such Subordinated Debentures, and such Subordinated Debentures are owned free and clear of any liens, encumbrances, equities or claims;

(ii) as of the date of this Agreement and for so long as this Agreement remains in effect, such Noteholder has full legal power, authority and right to exchange all of its Subordinated Debentures then held of record or beneficially owned by it without the consent, approval of, or any other action on the part of, any other person or entity; and such Noteholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of such shares, granted to any person or entity any of such shares, deposited any such shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote such shares on any matter; and

(iii) such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to exchange its Subordinated Debentures pursuant to the Exchange Offer.

(c) The Company further represents, warrants, covenants and agrees to the Noteholders as follows:

(i) the number of shares of Common Stock, and the number of shares of Common Stock issuable in respect of all options, warrants and other rights (including pursuant to convertible securities other than the Subordinated Debentures) to acquire Common Stock, whether or not currently exercisable, outstanding as of the date of this Agreement is as set forth on Schedule B; and

(ii) without limiting the provisions of Section 2(a)(v)(7), from and after the date hereof until the consummation or termination of the Exchange Offer, the Company shall not issue any additional shares of Common Stock, or any options, warrants and other rights (including pursuant to convertible securities) to acquire Common Stock or shares of any other capital of the Company or any subsidiary of the Company, except (A) for the Warrant Distribution, (B) pursuant to options, warrants and other rights (including pursuant to convertible securities) outstanding on the date of this Agreement, and (C) for grants or awards under the Company’s existing equity incentive plan in accordance with the Company’s past practice.

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7. Publicity. The Company shall disclose all material non-public information provided to the Noteholders by the Company or its representatives, pursuant to that certain Confidentiality Agreement dated November 21, 2006 by and among the Company, Kramer Levin Naftalis & Frankel LLP and certain of the Noteholders in the Exchange Offer materials on a current report on Form 8-K which shall be filed with the Securities and Exchange Commission prior to the commencement of the Exchange Offer.

8. Exchange for Series D Preferred Convertible Stock. The Company shall provide an opportunity for the Exchange Offer, or otherwise as permitted by law, for any holder of Subordinated Debentures upon consummation of the Exchange Offer, to receive in exchange for its Subordinated Debentures non-voting Series D Preferred Convertible Stock having the rights, powers and preferences set forth in a Certificate of Designation in the form set forth in Exhibit E hereto.

9. Good Faith. Each of the signatories to this Agreement agrees to cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement.

10. Amendments and Modifications. Except as otherwise expressly provided in this Agreement, this Agreement shall not be amended, changed, supplemented, waived or otherwise modified or terminated except by instrument in writing signed by each of the parties hereto.

11. No Waiver; Release Upon Consummation of Exchange Offer. Each of the signatories to this Agreement expressly acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company. In connection with the Exchange Offer, and upon consummation thereof, the holders of Subordinated Debentures who tender their Convertible Debentures in the Exchange Offer and have such Convertible Debentures so tendered accepted for payment therefor by the Company shall, at such time, release claims against the Company and others Persons as and to the extent set forth in the Exchange Offer materials in respect of their interests as beneficial owners of the Convertible Debentures. Such release shall not impair any rights that recipients of Convertible Preferred Stock may thereafter have under the terms thereof, under the terms of this Agreement, in accordance with applicable law or otherwise or that signatories to the Registration Rights Agreement may have under the terms thereof.

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12. Further Assurances. Each of the signatories to this Agreement hereby further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement and the Exchange Offer.

13. Complete Agreement. This Agreement, including the Schedules, Annexes and Exhibits hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

14. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by first class, registered or certified mail, postage prepaid, (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

DOV Pharmaceutical, Inc.
150 Pierce Street
Somerset, NJ 08873
Attention: Lou Januzzi, Esq.
Facsimile: (732) 907-3799
Telephone: (732) 907-3600

with a copy to:

Goodwin | Procter LLP
599 Lexington Avenue
New York, NY 10022
Facsimile: (212) 355-3333
Telephone: (212) 813-8800
Attention: Allan S. Brilliant, Esq.

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders' counsel:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Facsimile: (212) 715-8000
Telephone: (212) 715-9100
Attention: David M. Feldman, Esq.

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

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15. Governing Law This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law rules which would require the application of the law of any other jurisdiction.

16. Jurisdiction; Waiver of Jury Trial. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court of competent jurisdiction in the State of New York in the Borough of Manhattan. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

Each of the signatories to this Agreement waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement and the transactions contemplated hereby.

17. Consent to Service of Process. Each of the signatories to this Agreement irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

18. Specific Performance. It is understood and agreed by each of the signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, recessionary or other equitable relief as remedy for any such breach.

19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the signatories to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

21. Additional Subordinated Debentures. If, after the date hereof, a Noteholder acquires (including in a transaction with another Noteholder permitted by Section 3(b) hereof) beneficial or record ownership of any additional Subordinated Debentures for itself or any account or fund managed by such Noteholder (any such Subordinated Debentures, "Additional Debentures"), such Noteholder shall promptly notify the Company of such acquisition and the provisions of this Agreement shall be applicable to such Additional Debentures as if such Additional Debentures had been Subordinated Debentures owned by such Noteholder as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Debentures without action by any person or entity immediately upon the acquisition by such Noteholder of beneficial or record ownership of such Additional Debentures.

Confidential - For Discussion and Settlement Purposes Only
Subject to Federal Rule of Evidence 408

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

23. No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

24. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

25. Consideration. It is hereby acknowledged by each of the signatories to this Agreement that no consideration (other than the obligations of the other parties under this Agreement) has been paid or shall be due or paid to the parties for their agreement to support the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement, other than the Company's agreement to use commercially reasonable efforts to obtain approval of confirmation of the Exchange Offer and Consent Solicitation in accordance with the terms and conditions of this Agreement.

26. Disclosure of Individual Holdings. Unless required by applicable law, the Company shall not disclose the face amount of Subordinated Debentures held by a Noteholder without the prior written consent of such Noteholder; provided, however, that if such disclosure is required by law, the Company shall afford such Noteholder a reasonable opportunity to review and comment upon any such disclosure prior to the release or publication thereof. The foregoing shall not prohibit the Company from disclosing the aggregate number of shares of the Subordinated Debentures held by the Noteholders as a group.

Confidential - For Discussion and Settlement Purposes Only
Subject to Federal Rule of Evidence 408

27. Independent Nature of Each Noteholder’s Obligations and Rights. The obligations of each Noteholder hereunder are several and not joint with the obligations of any other Noteholder hereunder, and no Noteholder shall be responsible in any way for the performance of the obligations of any other Noteholder hereunder. Nothing contained herein or in any other agreement or document, and no action taken by any Noteholder pursuant hereto or thereto, shall be deemed to constitute the Noteholders as a group, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Noteholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Noteholder shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Noteholder to be joined as an additional party in any proceeding for such purpose.

[SIGNATURES BEGIN ON NEXT PAGE]

Confidential - For Discussion and Settlement Purposes Only
Subject to Federal Rule of Evidence 408

IN WITNESS WHEREOF, the parties hereto have caused this Restructuring Support Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

DOV PHARMACEUTICAL, INC.

By:
Name: Title:

NOTEHOLDERS:

Name of Holder:
Signatory:

Title:

Address For Notice:

Name of Holder:
Signatory:
Title:

Address For Notice:

[SIGNATURE PAGES TO RESTRUCTURING SUPPORT AGREEMENT]